                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d - 1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(a)

                               (Amendment No. 1)(1)



                             ANC RENTAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   001813 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                             Jonathan L. Awner, Esq.
                       Akerman, Senterfitt & Eidson, P.A.
                      One S.E. Third Ave., Miami, FL 33131
                             Tel. No. (305) 374-5600
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                               December 21, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]

           NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                         (Continued on following pages)
                              (Page 1 of 10 Pages)


----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the Notes).

---------------------------------              --------------------------------
CUSIP NO. 001813 10 4                 13D      PAGE 2 OF 10 PAGES
---------------------------------              --------------------------------


--------------------------------------------------------------------------------
            NAME OF REPORTING PERSONS
    1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            H. WAYNE HUIZENGA
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
    2                                                                   (b) [ ]

--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            SOURCE OF FUNDS*
    4
            OO
--------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) or 2(e)                                           [ ]

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                                         SOLE VOTING POWER
                                  7
          NUMBER OF                      366
           SHARES               ------------------------------------------------
        BENEFICIALLY                     SHARED VOTING POWER
          OWNED BY                8
            EACH                         0
          REPORTING             ------------------------------------------------
           PERSON                        SOLE DISPOSITIVE POWER
            WITH                  9
                                         366
                                ------------------------------------------------
                                         SHARED DISPOSITIVE POWER
                                  10
                                         0
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            366
--------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*                                                         [ ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------              --------------------------------
CUSIP NO. 001813 10 4                 13D      PAGE 3 OF 10 PAGES
---------------------------------              --------------------------------

--------------------------------------------------------------------------------
            NAME OF REPORTING PERSONS
    1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            HUIZENGA INVESTMENTS LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
    2                                                                   (b) [ ]

--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            SOURCE OF FUNDS*
    4
            OO
--------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    5       ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            NEVADA
--------------------------------------------------------------------------------
                                         SOLE VOTING POWER
                                  7
          NUMBER OF                      0
           SHARES              -------------------------------------------------
        BENEFICIALLY                     SHARED VOTING POWER
          OWNED BY                8
            EACH                         0
          REPORTING            -------------------------------------------------
           PERSON                        SOLE DISPOSITIVE POWER
            WITH                  9
                                          0
                               -------------------------------------------------
                                         SHARED DISPOSITIVE POWER
                                  10
                                         0
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            0 (1)
--------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*                                                          [ ]

--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------
(1) Reflects the disposition of Common Stock set forth in Item 5 below.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------              --------------------------------
CUSIP NO. 001813 10 4                 13D      PAGE 4 OF 10 PAGES
---------------------------------              --------------------------------

--------------------------------------------------------------------------------
            NAME OF REPORTING PERSONS
    1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            HUIZENGA INVESTMENTS, INC.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
    2                                                                   (b) [ ]

--------------------------------------------------------------------------------
            SEC USE ONLY
    3

--------------------------------------------------------------------------------
            SOURCE OF FUNDS*
    4
            OO
--------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    5       ITEMS 2(d) or 2(e) G

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            NEVADA
--------------------------------------------------------------------------------
                                         SOLE VOTING POWER
                                  7
          NUMBER OF                      0
           SHARES             --------------------------------------------------
        BENEFICIALLY                     SHARED VOTING POWER
          OWNED BY                8
            EACH                         0
          REPORTING           --------------------------------------------------
           PERSON                        SOLE DISPOSITIVE POWER
            WITH
                                  9
                                         0
                              --------------------------------------------------
                                         SHARED DISPOSITIVE POWER
                                  10
                                         0
--------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            0 (1)
--------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12      SHARES*                                                          [ ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
--------------------------------------------------------------------------------
(1) Reflects the disposition of Common Stock set forth in Item 5 below.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------              --------------------------------
CUSIP NO. 001813 10 4                 13D      PAGE 5 OF 10 PAGES
---------------------------------              --------------------------------


         This Amendment No. 1 to Schedule 13D ("Amendment No. 1") amends the
Schedule 13D filed on June 30, 2000 (the "Schedule 13D""), by and on behalf of
H. Wayne Huizenga, Huizenga Investments Limited Partnership, a Nevada limited partnership ("HILP") and Huizenga Investments, Inc., a Nevada corporation ("HII") (collectively, the "Reporting Persons"), with respect to their ownership of the common stock, par value $.01 per shares (the "Common Stock"), of ANC Rentals, Inc. (the "Issuer"). This Amendment No. 1 reports a disposition of Common Stock by the Reporting Persons in which such persons ceased to be beneficial owners of more than five percent of the Common Stock and are, therefore, no longer subject to the filing requirements of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

(a) Not Applicable

(b) Not Applicable

(c) Not Applicable

(d) Not Applicable.

(e) On December 21, 2001, the Reporting Persons transferred 3,111,776 shares of the Common Stock to DCB Holdings, Inc., a Florida corporation, in exchange for a promissory note in the aggregate principal amount of $62,235.42. As a result of such disposition, the Reporting Persons ceased to be beneficial owners of more than five percent of the Common Stock and are, therefore, no longer subject to the filing requirements of Section 13(d) of Exchange Act.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

Exhibit 1.  Joint Filing Agreement

---------------------------------              --------------------------------
CUSIP NO. 001813 10 4                 13D      PAGE 6 OF 10 PAGES
---------------------------------              --------------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 31, 2001



                                         /s/ H. Wayne Huizenga
                                         ------------------------------
                                         H. WAYNE HUIZENGA


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---------------------------------              --------------------------------
CUSIP NO. 001813 10 4                 13D      PAGE 8 OF 10 PAGES
---------------------------------              --------------------------------



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 31, 2001

                                    HUIZENGA INVESTMENTS LIMITED PARTNERSHIP, a
                                    Nevada limited partnership

                                    By: Huizenga Investments, Inc., a Nevada
                                        corporation, as general partner


                                    By: /s/ Richard C. Rochon
                                        -----------------------------------
                                        RICHARD C. ROCHON
                                        President

---------------------------------              --------------------------------
CUSIP NO. 001813 10 4                 13D      PAGE 9 OF 10 PAGES
---------------------------------              --------------------------------


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 31, 2001


                                    HUIZENGA INVESTMENTS, INC., a Nevada
                                    corporation


                                    By: /s/ Richard C. Rochon
                                        -----------------------------------
                                        RICHARD C. ROCHON
                                        President

---------------------------------              --------------------------------
CUSIP NO. 001813 10 4                 13D      PAGE 10 OF 10 PAGES
---------------------------------              --------------------------------

                                                                      EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree that this Amendment No. 1 to Schedule 13D with respect to the Common Stock of ANC Rental Corporation of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.


Dated: December 31, 2001           /s/ H. Wayne Huizenga
                                   ------------------------------------
                                   H. WAYNE HUIZENGA


Dated: December 31, 2001           HUIZENGA INVESTMENTS LIMITED PARTNERSHIP, a
                                   Nevada limited partnership


                                   By: Huizenga Investments, Inc., a Nevada
                                       corporation, as general partner


                                   By: /s/ Richard C. Rochon
                                      ---------------------------------
                                       RICHARD C. ROCHON
                                       President

Dated: December 31, 2001           HUIZENGA INVESTMENTS, INC., a Nevada
                                   corporation


                                   By: /s/ Richard C. Rochon
                                      ---------------------------------
                                       RICHARD C. ROCHON
                                       President